UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  November 18, 2014
CSP Inc.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	000-10843 (Commission File Number)	04-2441294 (IRS Employer Identification Number)
43 Manning Road Billerica, Massachusetts 01821 (Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (978) 663-7598
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (c)    On November 18, 2014, the Board of Directors appointed Mr. John M. Leydon Chief Accounting Officer and Vice President of Finance.  Mr. Leydon mostly recently served for six months as the Vice President of Financial Planning and Accounting for Direct Capital Corporation, a high growth financial technology company specializing in financing solutions for small businesses. Prior to that, he served from 2010 to 2013 as Director of Finance and Accounting for Beacon Roofing Supply, Inc., a $ 2 billion public company in distribution roofing and building products. Mr. Leydon served as Senior Manager of Financial Reporting and Manager of Financial Reporting from 2006 to 2010 for Vicor Corporation, a $200 million public company that develops and manufacture power conversion components and systems. He also served in other senior financial accounting positions for the prior seventeen years with NextQuarter LLC, Syratech Corp., Cerplex Inc. and International Paper Co. Mr. Leydon is a Certified Public Accountant and he was employed as a tax specialist and auditor for Pricewaterhouse Coopers LLP and Ernst & Young LLP for three years.
Mr. Leydon will receive an annual base salary of $142,000 and he will participate in the non-equity executive compensation plan. He will be awarded 5,000 shares of the Company’s restricted common stock that will vest in four annual installments beginning on the first anniversary of the award.
There are no family relationships between Mr. Leydon and any director or officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Leydon was a participant. There is no material plan, contract or arrangement for Mr. Leydon of the type described in Item 5.02(c)(3) of Form 8-K.
Mr. Robert Stellato has resigned his position as Chief Accounting Officer and Vice President of Finance and will be available to assist in the transition until February 7, 2015. He will be entitled to certain severance benefits in accordance the Company’s standard severance policy. Mr. Stellato’s departure is not related to any disagreement with CSP Inc. regarding any financial, accounting or other matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSP Inc.

By:  __ /s/ Gary W. Levine
Name:   Gary W. Levine
Title:     Secretary

Dated: November 24, 2014